EXHIBIT 99.1

For further information contact
John S. Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

      Callon Petroleum Company Reports
      Impact of Hurricane Ivan

     Natchez, MS (September 20, 2004)—Callon Petroleum Company ( NYSE: CPE / CPE.PrA) reported today the impact of Hurricane Ivan upon its major production facilities in the Gulf of Mexico.

     Medusa Field — A platform work-over rig that incurred damage will have to be removed from the Medusa SPAR production facility. Production downtime at the Medusa Field, located in Mississippi Canyon Blocks 538 and 582, could be as much as five weeks. The Medusa SPAR production facility incurred minor damage that will also be repaired during that time. Callon owns a 15% working interest and Murphy Oil Corporation (NYSE:MUR) is the operator.

     Mobile Bay Area — Production facilities at Mobile Blocks 864, 952, 953 and 955 incurred minor damage. It is anticipated that a majority of the Mobile area production will be online within the next week. Callon owns a 66.4% working interest in the Mobile Block 864 Unit and a 100% working interest in Mobile Blocks 952, 953 and 955.

     Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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